Raytech Corporation and Subsidiaries


                                  PART II
                               EXHIBIT (11)


              SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)




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                                     For the 13 Weeks Ended   For the 39 Weeks Ended
                                     Sept. 29,      Oct. 1,   Sept. 29,     Oct. 1,
                                      1996           1995      1996           1995

Net income                           $ 4,754       $ 1,586    $ 13,037     $11,808

Shares outstanding at beginning
  of year                          3,230,080     3,218,968   3,230,080   3,218,968

Add weighted average of stock
  options exercised                    1,048        11,115       1,048       5,623

Deduct weighted average shares to
  treasury                                -             (3)         -           (2)

Add common equivalent shares for
  assumed exercise of employee
  stock options                      222,964       159,321     219,282     189,983

Weighted average number of shares
  used in calculation of primary
  income per share                 3,454,092     3,389,401   3,450,410   3,414,572


Income per share                      $ 1.38        $  .47       $3.78       $3.46

Primary income per
  common share                        $ 1.38         $ .47       $3.78       $3.46



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